Exhibit 4.2

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS GLOBAL SECURITY MAY NOT BE EXCHANGED, IN WHOLE OR IN PART, FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS GLOBAL SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN THE DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES SET FORTH IN THE INDENTURE.

AMCOR UK FINANCE PLC

1.125% GUARANTEED SENIOR NOTE DUE 2027

CUSIP 0234EVAA9	No. 1

ISIN XS2193669657	EU€__________

COMMON CODE 219366965

AMCOR UK FINANCE PLC, a public limited company incorporated in England and Wales with limited liability (the “Issuer,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to BT Globenet Nominees Ltd, or its registered assigns, on June 23, 2027 (the “Stated Maturity”) the Initial Principal Amount specified on Schedule A hereto (such Initial Principal Amount, as it may from time to time be adjusted by endorsement on Schedule A hereto, is hereinafter referred to as the “Principal Amount”), or such other principal amount (which, when taken together with the principal amounts of all other Outstanding Securities, shall initially equal EU€                          in the aggregate) as may be set forth in the records of the Trustee hereinafter referred to in accordance with the Indenture and to pay interest thereon from June 23, 2020 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, annually on June 23 in each year, commencing June 23, 2021, at the rate of 1.125% per annum (computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid), until the Principal Amount hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the day that is (i) in the case of Securities represented by this Security, the clearing system business day (for this purpose, a day on which Clearstream Bank, S.A. (“Clearstream”) and Euroclear Banking SA/NV (“Euroclear”) settle payments in euro) immediately preceding the relevant Interest Payment Date, and (ii) in all other cases, 15 calendar days prior to each such Interest Payment Date (whether or not a Business Day). Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than ten (10) days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

For purposes of the Securities, “Business Day” means any day that is not a Saturday or Sunday or other day on which banking institutions in New York City, United States or London, United Kingdom are authorized or required by law to close and on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

All payments of interest, premium, if any, and principal, including payments made upon any redemption or repurchase of the Securities, will be made in euro; provided that if the euro is unavailable to the Issuer due to the imposition of exchange controls or other circumstances beyond the Issuer’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Securities will be made in U.S. dollars until the euro is again available to the Issuer or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the Board of Governors of the Federal Reserve System as of the close of business on the second Business Day prior to the relevant payment date or, if the Board of Governors of the Federal Reserve System has not announced a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined in the Issuers sole discretion on the basis of the most recently available market exchange rate for the euro. Any payment in respect of the Securities so made in U.S. dollars will not constitute an Event of Default (as defined in the Indenture). Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Issuer or Paying Agent maintained for that purpose in the London, United Kingdom, in euros; provided, however, that at the option of the Issuer payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; and provided, further, that notwithstanding the foregoing, payments of any interest on the Securities (other than at Maturity) may be made, in the case of a Holder of at least EU€10,000,000 Principal Amount of Securities, by electronic funds transfer of immediately available funds to a euro account maintained by the payee with a bank, provided that such registered Holder shall have provided the Trustee written wire instructions at least fifteen (15) calendar days prior to the applicable Interest Payment Date. Unless such designation is revoked by written notice to the Issuer or a Paying Agent, any such designation made by such Holder with respect to such Securities will remain in effect with respect to any future payments with respect to such Securities payable to such Holder. The Issuer will pay any administrative costs imposed by banks in connection with making payments by electronic funds transfer.

In certain circumstances, Additional Amounts will be payable in respect of this Security in accordance with terms of the Indenture. Whenever in this Security there is mentioned, in any context, any payments on this Security such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable and express mention of the payment of Additional Amounts in any provisions hereof shall not be construed as excluding Additional Amounts in those provisions hereof where such express mention is not made.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Security shall be entitled to the benefits under the Indenture and be valid or obligatory for any purpose, unless the Securities have not been signed by the Issuer or the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

Dated:

The foregoing agreement is hereby confirmed and accepted as of the date first above written: AMCOR UK FINANCE PLC By: ___________________________________________________ Name: Title:	) ) ) ) ) ) ) ) ) ) )

[Signature Page to Global Security]

CERTIFICATE OF AUTHENTICATION

This is one of the Securities referred to in the within-mentioned Indenture.

Dated:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

By
Authorized Signatory

[Signature Page to Global Security]

REVERSE OF SECURITY

This Security is one of a duly authorized issue of securities of the Issuer (the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of June 23, 2020 (the “Indenture”), among the Issuer, the Guarantors party thereto and Deutsche Bank Trust Company Americas, as Trustee, and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Guarantors, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.

This Security is one of the series designated on the face hereof; provided, however, that the Issuer may from time to time or at any time, without the consent of the Holders of the Securities, create and issue additional Securities with terms and conditions identical to those of the Securities (except for the issue date, the issue price and the first interest payment date), which additional Securities shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Securities; provided that if such additional Securities are not fungible with the Securities for U.S. federal income tax purposes, such additional Securities will have a different CUSIP number from the Securities.

This Security is an unsecured obligation of the Issuer and ranks in right of payment on parity with all other unsecured and unsubordinated indebtedness of the Issuer (and without any preference among themselves) and the Guarantees are unsecured obligations of the Guarantors and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Guarantors, except, in each case, for indebtedness mandatorily preferred by law.

The Securities of this series are subject to redemption at the option of the Issuer on any date prior to April 23, 2027 (any such date, a “Make-Whole Redemption Date”), in whole or from time to time in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the Securities being redeemed and (2) the Make-Whole Amount for the Securities being redeemed, plus, in either case, accrued and unpaid interest to such Make-Whole Redemption Date, all as provided in the Indenture. Notwithstanding the foregoing, installments of interest on Securities that are due and payable on Interest Payment Dates falling on or prior to a Make-Whole Redemption Date will be payable on the Interest Payment Date in accordance with their terms and in accordance with the provisions of the Indenture.

For the purposes of this Security:

“Applicable Margin” means 0.300%.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Issuer (the "Quotation Agent"), a German government bond whose maturity is closest to the par call date, or if such Quotation Agent in its discretion determines that such similar bond is not in issue, such other German government bond as such Quotation Agent may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Issuer, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Securities to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 A.M. (London time) on such Business Day as determined by the Quotation Agent selected by the Issuer.

“Make-Whole Amount” means the sum, as determined by a Quotation Agent, of (a) the present value of the principal amount of the Securities to be redeemed and (b) the present value of the Remaining Scheduled Payments of interest thereon (not including any portions of such payments of interest accrued to the Make-Whole Redemption Date), from the Make-Whole Redemption Date to the Stated Maturity of the Securities being redeemed, in each case discounted to the Make-Whole Redemption Date on an annual basis based on the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Securities (Actual/Actual (ICMA)), at the Comparable Government Bond Rate plus the Applicable Margin.

“Remaining Scheduled Payments” means, with respect to each Security to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon at the then-applicable interest rate that would be due after the related Make-Whole Redemption Date but for such redemption, provided, however, that, if that Make-Whole Redemption Date is not an Interest Payment Date with respect to such Security, the amount of the next succeeding scheduled interest payment thereon shall be reduced by the amount of interest accrued thereon to that Make-Whole Redemption Date.

On or after April 23, 2027, the Securities are subject to redemption at the option of the Issuer on any date (a “Par Call Redemption Date”), in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the Securities being redeemed, plus accrued and unpaid interest to such redemption date, all as provided in the Indenture. Notwithstanding the foregoing, installments of interest on Securities that are due and payable on Interest Payment Dates falling on or prior to a Par Call Redemption Date will be payable on the Interest Payment Date in accordance with their terms and in accordance with the provisions of the Indenture.

In addition to its ability to redeem this Security pursuant to the foregoing, this Security may be redeemed by the Issuer on the terms set forth, and as more fully described, in Section 1108 of the Indenture, in certain circumstances where the Issuer would be required to pay Additional Amounts due to certain changes in the tax treatment of this Security or the Guarantees.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

Upon the occurrence of any Change of Control Triggering Event and upon the terms and conditions set forth in Section 1009 of the Indenture, each Holder has the right to require the Issuer to purchase all or a portion of the Securities of such Holder properly tendered at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The Indenture contains provisions for defeasance at any time of the entire indebtedness of the series of which this Security is a part or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default shall occur and be continuing, the principal of the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.

In any case where the due date for the payment of the Principal Amount of, or any premium or interest with respect to any Security or the date fixed for redemption of any Security shall not be a Business Day at a Place of Payment, then payment of the Principal Amount, premium, if any, or interest, including any Additional Amounts payable in respect thereto need not be made on such date at such Place of Payment but may be made on the next succeeding Business Day at such Place of Payment, with the same force and effect as if made on the date for such payment or the date fixed for redemption, and no interest shall accrue for the period after such date.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the Guarantors and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Issuer, the Guarantors, and the Trustee with the consent of the Holders of a majority in Principal Amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in Principal Amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Issuer, the Guarantors, or any of them, with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

The Guarantors that are a party to the Indenture as at, or subsequent to, the date of authentication of this Security (including any New Guarantors in accordance with Section 1010 of the Indenture and subject to release of any Subsidiary Guarantor(s) in accordance with Section 1302 of the Indenture), have fully, unconditionally and irrevocably guaranteed, on a joint and several basis, pursuant to the terms of the Guarantees contained in Article Thirteen of the Indenture, the due and punctual payment of the principal of and any premium and interest on this Security, any Additional Amounts payable in respect thereof and any other amounts payable by the Issuer under the Indenture, when and as the same shall become due and payable, whether at the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of this Security and the Indenture. The obligations of the Guarantors to the Holder of this Security and to the Trustee pursuant to the Guarantees and the Indenture are expressly set forth in Article Thirteen of the Indenture and reference is made to such Article and Indenture for the precise terms of the Guarantees.

Within 30 days of any Subsidiary of the Parent Guarantor becoming a Relevant Guarantor, the Parent Guarantor shall cause such Relevant Guarantor to also become a Guarantor (each, a “New Guarantor”) of all amounts due and owing on the Outstanding Securities by having such New Guarantor, the Issuer and the Trustee deliver a New Guarantor Supplemental Indenture within such 30 day period, provided that such New Guarantor’s Guarantee may contain any limitation required under the laws of the jurisdiction in which it is incorporated or organized, or which are substantially similar to the limitations contained in such other new guarantees given by the New Guarantor in relation to the Specified Indebtedness giving rise to its status as a Relevant Guarantor.

Upon execution and delivery by the New Guarantor of its New Guarantor Supplemental Indenture and any other documents provided for in Section 1010, the New Guarantor shall be a Guarantor for the purposes of this Indenture and for purposes of all amounts due and owing on the Outstanding Securities. In connection therewith, (i) the rights and obligations of such New Guarantor and the restrictions imposed upon it under this Indenture shall be the same in all respects as if the New Guarantor had been an Original Guarantor and (ii) the rights and obligations and restrictions imposed upon the other Guarantors shall be the same in all respects as if the New Guarantor had been an Original Guarantor.

In accordance with Section 1302 of the Indenture, any or all of the Subsidiary Guarantors may be released at any time from their respective Guarantees and other obligations under the Indenture and the Securities without the consent of any Holder. Such release will occur upon or concurrently with the Subsidiary Guarantor no longer being a Relevant Guarantor and upon the delivery of an Officer’s Certificate of Release to the Trustee certifying that the Subsidiary Guarantor is no longer a Relevant Guarantor, provided that, at the time of such release, no default or Event of Default has occurred and is continuing.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in aggregate principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity satisfactory to it, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and the Trustee shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal amount hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Issuer or the Guarantors, which is absolute and unconditional, to pay the principal amount of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Issuer in any place where the principal amount of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in fully registered form, without coupons, and in minimum denominations of EU€100,000 and any integral multiple of EU€1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Issuer, the Trustee and any agent of the Issuer, the Guarantors or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security is overdue, and none of the Issuer, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security and the Guarantees shall be governed by and construed in accordance with the law of the State of New York, but without regard to the principles of conflicts of laws thereof that would require the application of the laws of a jurisdiction other than the State of New York; provided, however, that all matters governing the authorization and execution of the Securities by the Issuer shall be governed by and construed in accordance with the laws of England and Wales and the authorization and execution of any notation of the Guarantees by the Guarantors pursuant to Article Thirteen of the Indenture or any Guarantees endorsed by such Guarantors on this Security, if any, shall be governed by and construed in accordance with the laws of the respective places of incorporation of each such Guarantor.

All terms used in this Security are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Schedule A

By purchasing this Security, the Holder hereby agrees to the terms set forth in the Indenture.

SCHEDULE OF ADJUSTMENTS

Initial Principal Amount: EU€ _____________

Date adjustment made	Principal amount increase	Principal amount decrease	Principal amount following adjustment	Notation made on behalf of the Registrar